SCHEDULE 13G

Exhibit 99.1

Response to:

Item 8.  Identification and Classification of Members of a Group

Aon Alexander & Alexander U.K. Pension Scheme
Aon Bain Hogg Pension Scheme
Aon Minet Pension Scheme
Aon U.K. Pension Scheme
Jenner Fenton Slade 1980 Scheme